EXHIBIT 99.1

Antares Pharma, Inc. 707 Eagleview Boulevard, Suite 414 Exton, PA 19341

FOR IMMEDIATE RELEASE	AMEX: AIS

ANTARES PHARMA ANNOUNCES APPOINTMENT OF

ROBERT F. APPLE AS SENIOR VICE PRESIDENT AND CHIEF

FINANCIAL OFFICER

EXTON, PA (February 9, 2006) Antares Pharma, Inc. (Amex: AIS) today announced the appointment of Robert F. Apple to the position of Senior Vice President and Chief Financial Officer. Mr. Apple will be responsible for financial operations and financial reporting. Concurrently, Lawrence M. Christian has retired as Vice President Finance and CFO, but will remain as a part-time consultant to the Company.

“We are delighted to welcome Mr. Apple to our management team” said Mr. Stover. “Bob brings over ten years of biotech/ specialty pharmaceutical financial and operating management expertise. His experience will greatly benefit Antares as we mature into a fully integrated specialty pharmaceutical company”. “We are also grateful for the outstanding effort and commitment that Lawrence Christian has made building the Antares organization over these past seven years and we wish him all the best in his retirement.” concluded Mr. Stover.

Prior to joining, Mr. Apple was Chief Operating and Financial Officer of InKine Pharmaceutical Company, Inc. a publicly-held specialty pharmaceutical company that was recently sold to Salix Pharmaceuticals Ltd. for approximately $200 million. Mr. Apple’s responsibility included all financial, sales, and manufacturing matters. Prior to his eight year tenure at InKine, Mr. Apple held financial roles at other public biotech and technology companies and began his career in public accounting.

“I am pleased to join Antares at this exciting stage of its development as a specialty pharma company” stated Mr. Apple”. What differentiates Antares from others in its field is the breadth of opportunities that exist in its pipeline. Antares has multiple proprietary drug development molecules, other proprietary and proven delivery platforms as well as a medical device business that provides funding to support its development activities. This combination of opportunities with strong leadership already in place could establish Antares as a market leader in this sector”.

About Antares Pharma

Antares Pharma is a specialized pharma product development company with patented drug delivery systems and injectable device engineering capabilities. Antares’ current technology platforms include its ATD™ Advanced Transdermal Delivery system, Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms including both Vibex™ disposable mini-needle injection device and Valeo™/Vision® reusable needle-free injection devices. Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. Overall, Antares’ product pipeline will address unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience.

Antares has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy. Its needle-free injector system is distributed in more than 30 countries for the administration of insulin and is marketed for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that it expects will form the basis of its specialized pharma program.

Antares Pharma has corporate headquarters in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:

Steve Chizzik / Ira Weingarten, Equity Communications: 973.912.0980

Jack E. Stover, President and CEO: 610.458.6200

Robert F. Apple, Senior Vice President and CFO: 610.458.6200

Additional information is available online at www.antarespharma.com and www.mediject.com. Information included on the Company’s websites is not incorporated herein by reference or otherwise.